Exhibit 99.1

Ace Marketing Completes Additional 50 Mall Rollout of its Location-Based Mobile Marketing Network (Mobiquity Networks) Bringing the Total to 67 US Malls

NEW YORK, September 06, 2011 /PRNewswire/ -- Ace Marketing & Promotions, Inc. (OTC.BB: AMKT) announce today their Location-Based Mobile Marketing Network (known as Mobiquity Networks) has completed its initial expansion to an additional 50 malls in the third quarter of 2011, bringing the total to 67 malls across the US. Ace has also completed the testing phase on the 50 new Malls and has begun generating revenue over the network.

Mobiquity Networks (a wholly owned subsidiary of Ace) is a leading provider of location-based mobile marketing solutions.  Ace is building one of the Nation's largest location-based Proximity Marketing networks. Proximity Marketing is a marketing tool that delivers messages to any Bluetooth or Wi-Fi enabled device within a 300ft radius from a central terminal.  Mobiquity’s technology permits delivery to virtually any mobile device and properly formats each message to ensure that every user receives the best possible experience.  Results are fully trackable, giving campaigns a true level of accountability. Mobiquity offers brands the opportunity to reach millions of consumers with relevant, engaging content which is completely measurable for the advertisers and free for the user. A Proximity Marketing unit can detect the total number of mobile devices in a specific area and then dynamically present a highly relevant message to consumers. The consumer receives a message requesting approval and once acceptance is granted, the user can receive a range of rich media content utilized by advertisers for promotional purposes. Some campaign elements delivered through this medium include movie trailers, coupons, special offers, announcements, ring tones and screen savers. Through this marketing medium, advertisers can track metrics and analytics in a much more targeted way and quantitatively measure the effectiveness of their campaigns. Additionally, it does not require users to download apps or be tracked by GPS, two of the often heard criticism of traditional location-based mobile campaigns.

Mobiquity Networks units are strategically positioned near entrances, anchor stores, escalators and other high-traffic and high dwell-time areas throughout each mall to maximize advertising messaging reach and frequency. Ace's Mobiquity Networks now has over 550 advertising zones across the 67 mall network, giving advertisers the ability to deliver messaging to approximately 90 million mall visits per month.

Michael Trepeta, Mobiquity Networks CEO, added, "This is a very exciting time for the Company. We have spent the last several months securing key relationships and agreements, while physically deploying the network. Now it’s time to let everyone know what we’ve built. This is only the beginning; we plan to continue expanding our mall network and will soon release an exciting new Location-Based Mobile Shopping Solution that will run on our existing network infrastructure. This will allow shoppers to browse for local specials, coupons and discounts from their favorite retailer on their mobile device while at the mall. The local experience will take place on our physical network that already resides within each mall and will not require the user to download an app.”

ABOUT ACE MARKETING & PROMOTIONS, INC. (OTC.BB: AMKT)

Established in 1998, Ace Marketing & Promotions, Inc. is a full-service integrated marketing company that leverages technology. Ace offers a wide array of business solutions, which include: Branding and Branded Merchandise, Website Development (CMS), Direct Relationship Marketing and Mobile Marketing Solutions. Ace’s wholly owned subsidiary, Mobiquity Networks is a leader in Proximity Marketing with proprietary Bluetooth and Wi-Fi integrated technology that establishes the benchmark for how multimedia messages are being delivered. Ace's Corporate Overview is available at www.acemarketing.net on the "About Us" tab. For a demo of Mobiquity Networks you can visit: http://www.mobiquitynetworks.com.

Contact Information:

Ace Marketing & Promotions, Inc.
Legend Securities, Inc.
Thomas Wagner
800-385-5790
718-233-2627
E: twagner@legendsecuritiesinc.com